TRANSITION AGREEMENT
AND
AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT
This Transition Agreement and Amendment of Executive Employment Agreement (this “Agreement”) is entered into as of January 23, 2013 by and between Rainmaker Systems, Inc. (the “Company”) and Timothy Burns (“Executive”) for the purpose of providing for the orderly transition of Executive’s duties and responsibilities to the Company’s incoming Chief Financial Officer and amending the Executive Employment Agreement dated as of November 4, 2011 by and between the Company and Executive (as amended by an Amendment of Executive Employment Agreement dated as of November 17, 2012, the “Employment Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Employment Agreement.
WHEREAS, Executive is currently serving as Chief Financial Officer of the Company;
WHEREAS, Executive and the Company have agreed that Executive will voluntarily separate from employment with the Company on March 29, 2013 or such earlier date as provided herein;
WHEREAS, the Company desires to provide for an orderly transition of Executive’s duties and responsibilities, and Executive desires to assist the Company in realizing an orderly transition; and
WHEREAS, the Company acknowledges that Executive’s severance benefits are fully earned as of the date hereof.
NOW, THEREFORE, in consideration of the mutual promises and other consideration set forth herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Company and Executive hereby agree as follows:
1.Transition Period. During the period beginning on the effective date of the appointment of Executive’s successor as Chief Financial Officer of the Company (the “Successor CFO”) and ending on the first to occur of: (i) March 29, 2013, (ii) the Company’s or Executive’s earlier termination of Executive’s employment ; provided, however, that, absent Cause, the Company shall not terminate Executive’s employment prior to February 22, 2013, and (iii) a date mutually agreed to by Executive and the Company (the first to occur of such dates, the “Separation Date”, and such period, the “Transition Period”), Executive shall continue to be employed by the Company under the terms of the Employment Agreement (as modified by this Agreement). During the Transition Period, Executive shall hold the title of Executive Vice President and shall provide such assistance in transitioning Executive’s duties and responsibilities to the Successor CFO as may be reasonably requested by, and shall have such authority as may be assigned by, the Company’s Chief Executive Officer from time to time.

2.    Company Acknowledgments. The Company agrees and acknowledges that Executive’s anticipated separation from employment with the Company on the Separation Date is without Cause and for Good Reason.
3.    Special Bonus. On the Company’s next regularly scheduled payroll date occurring after the date of this Agreement, Executive shall be paid a special bonus of $25,000 under the Employment Agreement, which bonus is fully earned as of the date hereof.
4.    Amendment to Employment Agreement. Section 14(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:
“(d)    Severance. Upon the termination of Executive’s employment with the Company, the Company shall pay to Executive a severance benefit equal to six (6) months base salary, and the Company also agrees to pay the costs of continued health insurance coverage for Executive and his dependents under COBRA for six (6) months after Executive’s effective date of termination. In addition, as partial consideration for payment of such severance amounts, Executive shall execute at the time of such termination and as a condition of receipt of the severance amounts, a Release Agreement in form and substance satisfactory to the Company. Payments due to Executive under this Section shall be paid in cash or by check on the same dates on which Executive would otherwise have received payments of Executive’s annual base salary hereunder if employment had continued. The Company further agrees that upon such termination of employment, (x) restricted shares of the Company’s common stock then held by Executive shall, to the extent not already vested, continue to vest for six months following the date of such termination, and (y) after giving effect to the operation of the previous clause (x), an additional 53,000 restricted shares of the Company’s common stock then held by Executive shall, to the extent not already vested, immediately vest on the date that is six months following the date of such termination; provided, however, that in the event of any Change of Control, all of such restricted shares that are scheduled to vest pursuant to the preceding clauses (x) and (y) shall, to the extent not already vested, vest on an accelerated basis immediately prior to the effectiveness of such Change of Control.”
1.    Post-Separation Consulting Arrangement. For a reasonable time period not to exceed 12 months following the Separation Date, Executive agrees to make himself reasonably available to the Company and its counsel upon request from time to time and to cooperate fully in providing information to the Company and its counsel relevant to any and all facts concerning, and/or received during, his employment with the Company, subject to Executive and the Company entering into a mutually agreeable Consultant Agreement to commence at the Separation Date to compensate Executive for his time.

2.    Miscellaneous. Except as expressly amended pursuant hereto, the Employment Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. This Agreement shall be binding upon, inure to the benefit of and be enforceable by Executive and the Company and their respective successors and assigns. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas. This Agreement and the Employment Agreement contain the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Agreement supersedes all prior commitments, drafts, communications, discussion and understandings, oral or written, with respect thereto. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
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SIGNATURE PAGE TO TRANSITION AGREEMENT AND AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT
IN WITNESS WHEREOF, the Company and Executive have caused this Transition Agreement and Amendment of Executive Employment Agreement to be executed as of the date first written above.

Company:
Rainmaker Systems, Inc:

/s/ Donald J. Massaro_____________________
By: Donald J. Massaro
Title: President and Chief Executive Officer

/s/ Timothy Burns________________________
Executive:
Timothy Burns

LEGAL25643994.2